Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Sara Miller (314-694-5824)
Analysts: Bryan Hurley (314-694-8148)

MONSANTO’S SEEDS AND TRAITS PERFORMANCE DRIVES STRONG SECOND QUARTER GROWTH, REINFORCES CONFIDENCE IN FULL-YEAR OUTLOOK

•	Second quarter ongoing and as-reported EPS of $3.15 underpinned by growth in Seeds and Genomics segment, including record quarter for sales and gross profit in global soybean business

•	Growth drivers in place despite industry headwinds; Confirms full year EPS and free cash flow guidance

ST. LOUIS, April 2, 2014 - Monsanto Company (NYSE: MON) announced today that solid growth from its core seeds and traits business, including expansion of its global corn and soybean businesses, drove the company’s strong second quarter results. With the second quarter performance, executives noted progress on all full year financial targets, including seeds and genomics gross profit growth, margin expansion and ongoing EBITDA growth. The company confirmed its fiscal year 2014 guidance for earnings per share of $5.00 to $5.20 on an ongoing basis and $5.02 to $5.22 on an as-reported basis and free cash flow guidance for fiscal year 2014, even with an estimated full year EPS effect of $0.15 to $0.20 from agricultural industry headwinds.

	Second Quarter		Six Months
($ in millions)	2014	2013	2014	2013
Net Sales by Segment
Corn seed and traits	$3,414	$3,280	$4,468	$4,419
Soybean seed and traits	820	677	1,087	908
Cotton seed and traits	49	60	186	245
Vegetable seeds	219	199	376	355
All other crops seeds and traits	146	130	207	174
TOTAL Seeds and Genomics	$4,648	$4,346	$6,324	$6,101

Agricultural productivity	$1,184	$1,126	$2,651	$2,310
TOTAL Agricultural Productivity	$1,184	$1,126	$2,651	$2,310

TOTAL Net Sales	$5,832	$5,472	$8,975	$8,411

Gross Profit	$3,447	$3,070	$5,010	$4,467

Operating Expenses	$1,029	$958	$2,027	$1,846
Interest Expense – Net	$17	$8	$46	$36
Other Expense – Net	$61	$22	$81	$39
Net Income Attributable to Monsanto Company	$1,670	$1,483	$2,038	$1,822

Diluted Earnings per Share (See note 1.)	$3.15	$2.74	$3.83	$3.37
Item Affecting Comparability – EPS Impact
Income from discontinued operations	—	(0.01)	(0.02)	(0.02)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$3.15	$2.73	$3.81	$3.35
Effective Tax Rate	29%	29%	29%	28%

	Second Quarter		Six Months
Comparison as a Percent of Net Sales:	2014	2013	2014	2013
Gross profit	59%	56%	56%	53%
Selling, general and administrative expenses	11%	11%	14%	14%
Research and development expenses	7%	7%	9%	8%
Income from continuing operations before income taxes	40%	38%	32%	30%
Net income attributable to Monsanto Company	29%	27%	23%	22%

“Nearly 80 percent of our growth in the quarter came from our core seeds and traits business, providing an important proof point that our business is on track and positioned well to deliver the growth we anticipated for 2014 even against a backdrop of greater variability in the agricultural sector this year,” said Hugh Grant, chairman and chief executive officer for Monsanto. “The performance speaks to the value our technology has demonstrated on the farm and the overall strength of our global business. Our broader portfolio enables us to deliver growth today, while also building the platforms that will help us bring additional value to farmers around the world in the years to come.”

Results of Operations

The company achieved strong second quarter and first half results that reflect the continued growth of its global business. Net sales for the quarter increased $360 million to $5.8 billion in the three-month comparison driven in part by solid growth in both its soybean and corn portfolios. For the first six months, net sales increased to approximately $9 billion. After delays in the early part of the quarter from winter weather on logistics in the Northern Hemisphere, shipments in the company’s seed business improved in the latter part of the quarter, avoiding any significant timing impacts from weather in the quarter.

Operating expenses were up $71 million in the second quarter compared to the prior year due in part to additional costs as the company invests in its precision agriculture and biologicals platforms. In the three-month comparison, selling, general and administrative (SG&A) expenses increased to $625 million. Quarterly research and development (R&D) expenses were up $44 million over the prior year period.

The company's second quarter earnings per share (EPS) was $3.15 on an ongoing and as-reported basis, compared to an EPS of $2.73 on an ongoing and $2.74 on an as-reported basis in the same quarter last year. EPS for the first six months of fiscal year 2014 was $3.81 on an ongoing and $3.83 on an as-reported basis, compared to an EPS of $3.35 on an ongoing and $3.37 on an as-reported basis in the same quarter last year. (For a reconciliation of EPS to ongoing EPS see note 1).

Cash Flow

For the first half of fiscal year 2014, cash flow from operations was a source of approximately $1.8 billion, slightly lower than the same period last year. Net cash required by investing activities for the first half of fiscal year 2014 was approximately $1.6 billion, compared to $301 million for the same period of fiscal year 2013. Net cash required by financing activities for the first half of 2014 was $147 million, compared to net cash required of $422 million for the same period of fiscal year 2013.

Free cash flow was a source of $290 million for the first half of fiscal year 2014, compared to a source of approximately $1.6 billion for the first half of fiscal year 2013. Key investments for business growth made in the first half of fiscal year 2014 include The Climate Corporation acquisition and Novozymes BioAg Alliance. (For a reconciliation of free cash flow, see note 1).

Coming off a second-consecutive quarter of record amount of cash used for share repurchases, Monsanto spent an additional $203 million on share buybacks in the second quarter. The company has used more than $1.5 billion for share buybacks over the last 12 months.

Outlook

Monsanto confirmed its fiscal year 2014 ongoing earnings per share guidance of $5.00 to $5.20. Full-year 2014 EPS guidance on an as-reported basis is expected in the range of $5.02 to $5.22 per share. (For a reconciliation of EPS, see note 1).

The company’s guidance incorporates the effects related to agricultural industry headwinds, including currency fluctuations and lower corn acres in some key markets. The company estimates a $0.15 to $0.20 full year EPS effect incorporated into its guidance, largely driven by the currency effects. Monsanto also continues to expect strong operational growth from its core business, reflected in mid-to-high teens growth in EBITDA.

Monsanto expects a strong second half of the fiscal year, punctuated by a strong conclusion in its fourth quarter as the company expects a significantly smaller loss than in recent years driven by a number of core factors.

The company also reaffirmed free cash flow in the range of $600 million to $800 million for fiscal year 2014. The free cash flow guidance is inclusive of the cash used for the company’s fiscal year 2014 acquisition of The Climate Corporation and recent BioAg Alliance with Novozymes. The company expects net cash provided by operating activities to be $2.9 billion to $3.3 billion, and net cash required by investing activities to be approximately $2.3 billion to $2.5 billion for fiscal year 2014, including capital expenditures and acquisition-related costs. (For a reconciliation of free cash flow, see note 1).

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Second Quarter		Six Months		Second Quarter		Six Months
Seeds and Genomics	2014	2013	2014	2013	2014	2013	2014	2013
Corn Seed and Traits	$3,414	$3,280	$4,468	$4,419	$2,253	$2,083	$2,903	$2,769
Soybean Seed and Traits	820	677	1,087	908	539	395	707	513
Cotton Seed and Traits	49	60	186	245	28	44	120	171
Vegetable Seeds	219	199	376	355	96	106	164	189
All Other Crops Seeds and Traits	146	130	207	174	77	71	104	82
TOTAL Seeds and Genomics	$4,648	$4,346	$6,324	$6,101	$2,993	$2,699	$3,998	$3,724

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Second Quarter		Six Months
Seeds and Genomics	2014	2013	2014	2013
EBIT (For a reconciliation of EBIT, see note 1.)	$2,055	$1,840	$2,159	$2,060

The Seeds and Genomics segment consists of the company’s global seeds and related traits business.

Sales in the Seeds and Genomics segment for the second quarter were $4.6 billion, an increase of $302 million over the same period last year. Growth in Seeds and Genomics gross profit represented almost 80 percent of the company’s overall gross profit increase in the quarter. For the first six months, sales for the segment are up $223 million over the same period last year. Monsanto's global corn and soy businesses have led the Seeds and Genomics segment performance.

Monsanto achieved a record quarter for soybean sales and gross profit on the strength of its growing global soybean platform. That record quarter drove overall margin expansion in the soybean segment, with margins in the quarter improving by more than seven points. Within soybeans, Monsanto confirmed it reached three million acres of Intacta RR2 PRO™ soybeans, providing a revolutionary new platform for Latin America soybean growers and making it the largest launch of a soybean trait in the company's history. The company has focused on making sure farmers have a good experience with the product in its initial launch year and with new harvest results in hand confirmed Intacta RR2 PRO™ soybeans are matching the better than four bushel per acre yield advantage against first-generation Roundup Ready® soybeans that were achieved in Ground Breakers® trials.

The current and emerging opportunities in the company’s global corn portfolio complement the quarterly performance of the soybean platform. In the quarter, the corn business delivered solid growth over last year’s strong second quarter, including an increase in margins of more than two and a half points that reflect the continued upgrade of its global portfolio and benefits from the company’s improved cost position.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Second Quarter		Six Months		Second Quarter		Six Months
	2014	2013	2014	2013	2014	2013	2014	2013
Agricultural Productivity	$1,184	$1,126	$2,651	$2,310	$454	$371	$1,012	$743
TOTAL Agricultural Productivity	$1,184	$1,126	$2,651	$2,310	$454	$371	$1,012	$743

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Second Quarter		Six Months
Agricultural Productivity	2014	2013	2014	2013
EBIT (For a reconciliation of EBIT, see note 1.)	$308	$256	$758	$526
Unusual Item Affecting EBIT:
EBIT from Discontinued Operations	$8	$6	$22	$17

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Net sales for the Agricultural Productivity segment in the first half of fiscal 2014 increasing $341 million over the same period last year.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today.  The call will focus on these results and future expectations, product performance, and an update of projects within the company’s R&D pipeline. The call may include a discussion of strategic initiatives and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company's website at www.monsanto.com/investors or http://edge.media-server.com/m/p/9y2f29ss/lan/en. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com. Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, Intacta RR2 PRO and Ground Breakers are trademarks of Monsanto Company and its wholly-owned subsidiaries.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended		Six Months Ended
	Feb. 28, 2014	Feb. 28, 2013	Feb. 28, 2014	Feb. 28, 2013
Net Sales	$5,832	$5,472	$8,975	$8,411
Cost of Goods Sold	2,385	2,402	3,965	3,944
Gross Profit	3,447	3,070	5,010	4,467
Operating Expenses:
Selling, General and Administrative Expenses	625	598	1,214	1,140
Research and Development Expenses	404	360	813	706
Total Operating Expenses	1,029	958	2,027	1,846
Income From Operations	2,418	2,112	2,983	2,621
Interest Expense	40	35	93	86
Interest Income	(23)	(27)	(47)	(50)
Other Expense, Net	61	22	81	39
Income from Continuing Operations Before Income Taxes	2,340	2,082	2,856	2,546
Income Tax Provision	672	603	824	725
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$1,668	$1,479	$2,032	$1,821
Discontinued Operations:
Income from Operations of Discontinued Businesses	8	6	22	17
Income Tax Provision	4	2	9	6
Income from Discontinued Operations	4	4	13	11
Net Income	$1,672	$1,483	$2,045	$1,832
Less: Net Income Attributable to Noncontrolling Interest	2	—	7	10
Net Income Attributable to Monsanto Company	$1,670	$1,483	$2,038	$1,822

EBIT (see note 1)	$2,363	$2,096	$2,917	$2,586

Basic Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$3.18	$2.77	$3.86	$3.39
Income from Discontinued Operations	—	0.01	0.02	0.02
Net Income Attributable to Monsanto Company	$3.18	$2.78	$3.88	$3.41

Diluted Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$3.15	$2.73	$3.81	$3.35
Income from Discontinued Operations	—	0.01	0.02	0.02
Net Income Attributable to Monsanto Company	$3.15	$2.74	$3.83	$3.37

Weighted Average Shares Outstanding:
Basic	524.8	534.8	525.9	534.8
Diluted	530.3	540.9	531.6	540.9

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Condensed Statements of Consolidated Financial Position	As of	As of
	Feb. 28, 2014	Aug. 31, 2013
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2014: $15 and 2013: $140)	$3,805	$3,668
Short-term investments	45	254
Trade receivables, net (variable interest entity restricted - 2014: $129 and 2013: $0)	2,515	1,715
Miscellaneous receivables	668	748
Deferred tax assets	591	579
Inventory, net	3,692	2,947
Other current assets	234	166
Total Current Assets	11,550	10,077
Property, Plant and Equipment, Net	4,735	4,654
Goodwill	4,327	3,520
Other Intangible Assets, Net	1,645	1,226
Noncurrent Deferred Tax Assets	459	454
Long-Term Receivables, Net	131	237
Other Assets	610	496
Total Assets	$23,457	$20,664
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	104	51
Accounts payable	847	995
Income taxes payable	630	91
Accrued compensation and benefits	334	492
Accrued marketing programs	1,018	1,078
Deferred revenues	863	517
Grower production accruals	225	60
Dividends payable	226	228
Customer payable	31	12
Miscellaneous short-term accruals	773	812
Total Current Liabilities	5,051	4,336
Long-Term Debt	3,051	2,061
Postretirement Liabilities	333	357
Long-Term Deferred Revenue	94	138
Noncurrent Deferred Tax Liabilities	507	469
Long-Term Portion of Environmental and Litigation Reserves	187	193
Other Liabilities	393	382
Monsanto Shareowners’ Equity	13,678	12,559
Noncontrolling Interest	163	169
Total Shareowners’ Equity	13,841	12,728
Total Liabilities and Shareowners’ Equity	$23,457	$20,664
Debt to Capital Ratio:	19%	14%

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Cash Flows	Six Months Ended
	Feb. 28, 2014	Feb. 28, 2013
Operating Activities:
Net Income	$2,045	$1,832
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	332	305
Bad-debt expense	20	10
Stock-based compensation expense	57	49
Excess tax benefits from stock-based compensation	(36)	(47)
Deferred income taxes	32	52
Equity affiliate (income) expense, net	4	(2)
Net gain on sales of a business or other assets	(2)	(14)
Other items	42	(37)
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables, net	(705)	(201)
Inventory, net	(742)	(243)
Deferred revenues	313	301
Accounts payable and other accrued liabilities	588	25
Pension contributions	(49)	(24)
Other items	(53)	(149)
Net Cash Provided by Operating Activities	1,846	1,857
Cash Flows (Required) Provided by Investing Activities:
Purchases of short-term investments	(105)	(320)
Maturities of short-term investments	314	312
Capital expenditures	(471)	(261)
Acquisitions of businesses, net of cash acquired	(922)	(79)
Purchases of long-term debt and equity securities	(12)	—
Technology and other investments	(378)	(48)
Other proceeds	18	95
Net Cash Required by Investing Activities	(1,556)	(301)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	(44)	142
Short-term debt proceeds	28	1
Short-term debt reductions	—	(29)
Long-term debt proceeds	999	16
Long-term debt reductions	(3)	(2)
Payments on other financing	(39)	—
Debt issuance costs	(8)	—
Treasury stock purchases	(764)	(327)
Stock option exercises	128	136
Excess tax benefits from stock-based compensation	36	47
Tax withholding on restricted stock and restricted stock units	(8)	(3)
Dividend payments	(453)	(402)
Dividend payments to noncontrolling interests	(19)	(1)
Net Cash Required by Financing Activities	(147)	(422)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6)	26
Net Increase in Cash and Cash Equivalents	137	1,160
Cash and Cash Equivalents at Beginning of Period	3,668	3,283
Cash and Cash Equivalents at End of Period	$3,805	$4,443

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States.  The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes.  Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP.  The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto Company.

	Three Months Ended		Six Months Ended
	Feb. 28, 2014	Feb. 28, 2013	Feb. 28, 2014	Feb. 28, 2013
EBIT – Seeds and Genomics Segment	$2,055	$1,840	$2,159	$2,060
EBIT – Agricultural Productivity Segment	308	256	758	526
EBIT– Total	2,363	2,096	2,917	2,586
Interest Expense, Net	17	8	46	36
Income Tax Provision(A)	676	605	833	728
Net Income Attributable to Monsanto Company	$1,670	$1,483	$2,038	$1,822
(A) Includes the income tax provision from continuing operations, the income tax benefit on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2014	Three Months Ended		Six Months Ended
	Guidance	Feb. 28, 2014	Feb. 28, 2013	Feb. 28, 2014	Feb. 28, 2013
Diluted Earnings per Share	$5.02-$5.22	$3.15	$2.74	$3.83	$3.37
Income from Discontinued Operations	(0.02)	—	(0.01)	(0.02)	(0.02)
Diluted Earnings per Share from Ongoing Business	$5.00-$5.20	$3.15	$2.73	$3.81	$3.35

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release.  With respect to the fiscal year 2014 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2014	Six Months Ended
	Guidance	Feb. 28, 2014	Feb. 28, 2013
Net Cash Provided by Operating Activities	$2,900-3,300	$1,846	$1,857
Net Cash Required by Investing Activities	(2,300)-(2,500)	(1,556)	(301)
Free Cash Flow	$600-800	$290	$1,556
Net Cash Provided (Required) by Financing Activities	N/A	(147)	(422)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(6)	26
Net Increase in Cash and Cash Equivalents	N/A	137	1,160
Cash and Cash Equivalents at Beginning of Period	N/A	3,668	3,283
Cash and Cash Equivalents at End of Period	N/A	$3,805	$4,443